FOR IMMEDIATE RELEASE               CONTACT: Wendy Hall Nantz
(September 29, 1999)                         Public Relations - Americas
                                             Halliburton Company
                                             (713) 676-5227
                                             wendy.hall.nantz@halliburton.com

                                             Taryn Rock
                                             Public Relations - Europe/Africa
                                             Halliburton Company
                                             44 1372 86 6693
                                             taryn.rock@halliburton.com

                                             Guy Marcus
                                             Vice President - Investor Relations
                                             Halliburton Company
                                             (214) 978-2691
                                             guy.marcus@halliburton.com


HALLIBURTON UNIT JOINT VENTURE WINS $331 MILLION CONTRACT

If All Options Executed Contract Could Have an Ultimate Value of $770 Million

DALLAS, Texas - Brown & Root Energy Services (BRES), a business unit of Halliburton Company (NYSE: HAL), announced today that a contract has been awarded to Brown & Root - Condor (a joint venture company between Brown & Root and Condor Engineering SPA) by Sonatrach (The Algerian National Oil Company) and Anadarko Algeria Corporation (a US Oil Company) for the expansion of the oil production facility at Hassi Berkine North South (HBNS). The engineering, procurement and construction (EPC) lump sum contract is a 26-month project that started August 1, 1999, with a completion date of October 1, 2001.

This Stage II contract, valued at $331 million (US dollars), was awarded to Brown & Root - Condor after successfully completing Stage I of the contract. If all options are executed for the contract it could have an ultimate value of $770 million (US dollars). Brown & Root - Condor was awarded the Stage I contract on October 4, 1996, and achieved mechanical completion 18 months later, introducing oil into the HBNS facilities on May 4, 1998. Stage I was the first EPC lump sum project for Sonatrach and Brown & Root - Condor completed the contract in record time.

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"We are proud of our work on the Stage I contract  and look forward to executing this important project," said Larry Farmer, president, Brown & Root Energy Services.

The HBNS project is located 1,100 km southeast of Algiers near the Libyan/Tunisian boarder. Engineering and procurement work will be completed in Algiers and Brown & Root's offices in Houston, Texas. The base bid consists of one (1) 75,000 bpd gas/oil separation train, gas injection, and offsite facilities (flowlines, wellheads, trunklines and field gathering stations). At its peak, the project will be executed with a workforce of 1,200 employees.

This contract incorporates a risk/reward element to the compensation model to allow Brown & Root - Condor to share in risks and rewards of the project. Incentives are incorporated to improve project-to-project performance and share in value creation. Brown & Root has an established track record of delivering breakthrough results in these types of projects.

"This is an exciting project for our company," said Dave Lesar, president and chief operating officer, Halliburton Company. "Thanks to our innovative arrangement on this contract we will be able to provide the best strategic advice and the contract truly encourages good alignment among all of the companies."

Brown & Root Energy Services supplies engineering, construction, operations and maintenance services to the upstream oil and gas industry worldwide. Its primary role is the engineering, project management, construction, maintenance and operation of the facilities that are utilized for the production and transportation of oil and gas. Brown & Root Energy Services is a business unit of Halliburton Company, headquartered in Dallas, Texas.

Halliburton Company is the world's leading diversified energy services, engineering, energy equipment, construction and maintenance companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services. In 1998, Halliburton's consolidated revenues were $17.4 billion and it conducted business with a workforce of approximately 100,000 in more than 120 countries. The company's World Wide Web site can be accessed at http://www.halliburton.com.

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